Exhibit 1.5

BRE PROPERTIES, INC.

SERIES B PREFERRED STOCK
ARTICLES SUPPLEMENTARY

BRE PROPERTIES, INC., a Maryland corporation having its principal Maryland office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:  Pursuant to authority expressly vested in the board of directors (the “Board of Directors”) of the Corporation by the charter of the Corporation (as the same may be amended, supplemented, corrected or restated from time to time and including these Articles Supplementary, the Articles Supplementary filed by the Corporation on January 28, 1999 establishing a class of preferred stock (par value $0.01 per share) (“Preferred Stock”) of the Corporation designated as the “8½% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) and any other articles supplementary forming a part thereof from time to time, the “Charter”), the Board of Directors of the Corporation has duly reclassified 3,000,000 shares of Preferred Stock of the Corporation into 3,000,000 shares of a series designated as “8.08% Series B Cumulative Redeemable Preferred Stock” (par value $0.01 per share) of the Corporation (“Series B Preferred Stock”), and has provided for the issuance of such shares.

SECOND:  The reclassification increases the number of shares classified as Series B Preferred Stock from no shares immediately prior to the reclassification to 3,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock (par value $0.01 per share) from 7,700,000 shares immediately prior to the reclassification to 4,700,000 shares immediately after the reclassification.

THIRD:  The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Corporation:

1.  Designation and Amount.    A series of Preferred Stock of the Corporation, designated as the “8.08% Series B Cumulative Redeemable Preferred Stock (par value $0.01 per share)” (the “Series B Preferred Stock”), is hereby established. The number of authorized shares of Series B Preferred Stock shall be 3,000,000.

2.  Ranking.    In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and senior to any other class or series of capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with the Corporation’s Series A Preferred Stock and any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series B Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Series B Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible debt securities.

3.  Dividends.

(a)  Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock as to dividends, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors of the Corporation (the “Board of Directors”), out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.08% per annum of the $25.00 per share liquidation preference of the Series B Preferred Stock (equivalent to an annual rate of $2.02 per share). Such dividends shall accrue daily, shall accrue and be cumulative from June 20, 2002 (the “Original Issue Date”) and shall be payable quarterly in arrears in cash on March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”) of each year, commencing September 30, 2002; provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereinafter called a “Dividend Period”. Dividends shall be payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date. The amount of any dividend payable for any Dividend Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on September 30, 2002 shall be for more than a full Dividend Period). The dividends payable on any Dividend Payment Date or any other date shall include dividends accrued to but excluding such Dividend Payment Date or other date, as the case may be.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. All references herein to “accrued and unpaid” dividends on the Series B Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on the Series B Preferred Stock; and all references herein to “accrued and unpaid” dividends on any other class or series of capital stock of the Corporation shall include, if (and only if) such class or series of capital stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, thereon.

(b)  If any shares of Series B Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Corporation of any other class or series ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (including the Series A Preferred Stock) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) upon the Series B Preferred Stock and the shares of any other class or series of Preferred Stock of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock (including the Series A Preferred Stock), all dividends declared upon the Series B Preferred Stock and any other class or series of Preferred Stock of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock (including the Series A Preferred Stock) shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Preferred Stock of the Corporation shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and such other class or series of Preferred Stock of the Corporation bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Common Stock of the Corporation or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock), nor shall any shares of Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation (except by conversion into or exchange for shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for the redemption of capital stock of the Corporation pursuant to Article VII (or any similar provisions) of the Charter allowing the Corporation to redeem or repurchase shares of its capital stock to preserve its status as a real estate investment trust (a “REIT”) for federal income tax purposes).

(c)  No dividends on the Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

Anything in these Articles Supplementary to the contrary notwithstanding (including, without limitation, the provisions set forth in the immediately preceding paragraph), dividends on the Series B Preferred Stock will accrue and be cumulative from the Original Issue Date whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

(d)  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

(e)  Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

(f)  If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)), any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes and series of the Corporation’s capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of the Series B Preferred Stock shall be an amount equal to (A) the total Capital Gains Amount multiplied by (B) a fraction (1) the numerator of which is equal to the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Stock for that year and (2) the denominator of which is the Total Dividends for that year.

4.  Liquidation Preference.

(a)  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment.

(b)  After payment to the holders of the Series B Preferred Stock of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series B Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

(c)  If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Series B Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock), then the holders of the Series B Preferred Stock and all such other classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

(d)  If liquidating distributions shall have been made in full to all holders of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences.

(e)  For purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation, trust or other entity, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.  Optional Redemption.

(a)  The Series B Preferred Stock is not redeemable prior to June 20, 2007, except as otherwise provided in paragraph (c) of this Section 5. Any date fixed for the redemption of shares of Series B Preferred Stock is hereinafter called a “Redemption Date”.

(b)  Subject to Article IX of the Charter, on and after June 20, 2007, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ prior written notice to the holders of record of the Series B Preferred Stock to be redeemed, redeem the Series B Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the “Optional Redemption Price”). The Optional Redemption Price of any shares of Series B Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) redeemed pursuant to this Section 5(b) shall be payable solely out of the proceeds received by the Corporation from the sale of other capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, the term “capital stock” means any equity securities (including Common Stock of the Corporation and any class or series of Preferred Stock (other than Series B Preferred Stock) of the Corporation), shares, interests, participations or other ownership interests (however designated), depositary shares representing interests in any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(c)  The Series B Preferred Stock is also redeemable by the Corporation, in whole or from time to time in part, on the terms and subject to the conditions set forth in Article VII of the Charter; provided that any such redemption is made in accordance with the further terms and conditions set forth in this Section 5(c) and Section 6 of these Articles Supplementary. If the Corporation shall call for redemption any shares of Series B Preferred Stock pursuant to and in accordance with the provisions of Article VII of the Charter and this Section 5(c), the redemption price for such shares shall be an amount in cash equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the “Charter Redemption Price”).

(d)  Any redemption of shares of Series B Preferred Stock, whether pursuant to paragraph (b) or (c) of this Section 5, shall be made in accordance with the applicable provisions set forth in Section 6 below.

6.  Procedures for Redemption; Limitations on Redemption.

(a)  If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 5(b) above, the number of shares to be redeemed will be determined by the Corporation and the shares to be so redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable manner determined by the Corporation that will not give the Corporation the right to redeem shares of Series B Preferred Stock pursuant to Article VII of the Charter. Shares of Series B Preferred Stock to be redeemed pursuant to Section 5(c) shall be selected as provided in Article VII of the Charter.

(b)  Notice of redemption will be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date, except that no such notice need be published in the case of a redemption pursuant to Section 5(c) of these Articles Supplementary. Notice of any redemption (whether pursuant to Section 5(b) or 5(c) of these Articles Supplementary, as the case may be) will also be mailed by or on behalf of the Corporation, first class postage prepaid, not less than 30 nor more than 60 days prior to the applicable Redemption Date, addressed to each holder of record of shares of Series B Preferred Stock to be redeemed at the address set forth in the share transfer records of the Corporation; provided that if the Corporation shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption made pursuant to Section 5(c) must be made on a date (the “Subject Date”) which is earlier than 30 days after the date of such mailing in order to preserve the status of the Company as a real estate investment trust for federal income tax purposes or to comply with federal tax laws relating to the Company’s qualification as a real estate investment trust, then the Corporation may give such shorter notice as is necessary to effect such redemption on the Subject Date. Any notice which has been mailed in the manner provided for in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the applicable holder receives such notice. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (1) the Redemption Date; (2) the Optional Redemption Price or the Charter Redemption Price, as the case may be (the “Redemption Price”); (3) the number of shares of Series B Preferred Stock to be redeemed and whether such shares are being redeemed at the option of the Corporation pursuant to Section 5(b) or in order to preserve the Corporation’s status as a real estate investment trust for federal income tax purposes pursuant to Section 5(c); (4) the place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for such shares are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the notice mailed to each holder of shares to be redeemed shall also specify the number of shares of Series B Preferred Stock to be redeemed from such holder. No failure to mail or defect in such mailed notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(c)  If notice has been published (with respect to a redemption pursuant to Section 5(b) only) and mailed in accordance with Section 6(b) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the Series B Preferred Stock so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Redemption Date, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of such shares (except the right to receive the Redemption Price together with, if applicable, accrued and unpaid dividends thereon to the Redemption Date) shall terminate. In the event any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date and no interest, additional dividends or other sum shall accrue on the amount payable for the period from and after such Redemption Date to such next succeeding Business Day.

(d)  Upon surrender, in accordance with such notice, of the certificates for any shares of Series B Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

(e)  Any deposit of monies with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable and such monies shall be held in trust for the benefit of the holders of Series B Preferred Stock entitled thereto, except that (1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on the monies so deposited in trust; and (2) any balance of the monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings thereon.

(f)   Anything in these Articles Supplementary to the contrary notwithstanding, the holders of record of shares of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable with respect to such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares after such Record Date and on or prior to such Dividend Payment Date or the Corporation’s default in the payment of the dividend due on such Dividend Payment Date, in which case the amount payable upon redemption of such shares of Series B Preferred Stock will not include such dividend (and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record on such Record Date as aforesaid). Except as provided in this Section 6(f) and except to the extent that accrued and unpaid dividends are payable as part of the Redemption Price pursuant to Section 5, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series B Preferred Stock called for redemption.

(g)  Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of shares of Series B Preferred Stock pursuant to Article VII of the Charter (so long as such redemption is made in accordance with the applicable provisions of Article VII of the Charter and of Sections 5 and 6 of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series B Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and with respect to the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption of shares of Series B Preferred Stock pursuant to Article VII of the Charter (so long as such redemption is made in accordance with applicable provisions of the Article VII of the Charter and of Sections 5 and 6 of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

7.  Voting Rights.    Except as required by law and as set forth below in this Section 7, the holders of the Series B Preferred Stock shall not have any voting rights.

(a)  Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors of the Corporation shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable, and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Series B Preferred Stock (voting separately as a class with all other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors of the Corporation at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Series B Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders until all dividends accumulated on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of Series B Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable) the term of office of such directors previously so elected shall automatically terminate, such directors shall no longer be qualified to serve and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), such meeting shall be held on the earliest practicable date at the place designated by the holders of capital stock requesting such meeting or, if none, at a place designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of shareholders. If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock may designate in writing a holder of Series B Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by the holder so designated upon notice similar to that required for an annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. At all times that the voting rights conferred by this Section 7(a) are exercisable, the holders of Series B Preferred Stock shall have access to the stock transfer records of the Corporation. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section 7(a), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

The procedures in this Section 7(a) for the calling of meetings and the election of directors shall, to the extent permitted by law, supersede anything inconsistent contained in the Charter or by-laws of the Corporation.

So long as any shares of Series B Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such so that the exercise, by the holders of the Series B Preferred Stock and the holders of any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation’s Charter or by-laws restricting the number of directors which may constitute the entire Board of Directors of the Corporation.

If at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to this Section 7(a) are exercisable any vacancy in the office of a director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to this Section 7(a). Any director elected or appointed pursuant to this Section 7(a) may be removed only by the holders of the outstanding Series B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to this Section 7(a), and may not be removed by the holders of the Common Stock.

(b)  So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy (with the Series B Preferred Stock voting separately as a class), (A) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, or (B) amend, alter or repeal any provisions of the Charter (including, without limitation, any provision of these Articles Supplementary), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof, or (C) enter into any share exchange that affects shares of Series B Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Corporation, unless in each such case described in this clause (C) each share of Series B Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the Series B Preferred Stock; provided, however, that any amendment to the Charter to authorize any increase in the amount of the authorized Preferred Stock or Common Stock or the creation or issuance of any other class or series of Preferred Stock or any increase in the amount of authorized or outstanding shares of Series B Preferred Stock or any other class or series of Preferred Stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock), shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications or other terms of any class or series of capital stock of the Corporation shall be deemed an amendment to the Charter.

(c)  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust in accordance with the terms of Section 6 hereof to effect such redemption.

(d)  On any matter submitted to a vote of the holders of Series B Preferred Stock or on which the Series B Preferred Stock otherwise is entitled to vote (as expressly provided in the Charter, including these Articles Supplementary, or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference.

8.  Conversion.    The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

9.  Office or Agency in New York City.    The Corporation will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Series B Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

10.  No Preemptive Rights.    The Series B Preferred Stock shall have no preemptive rights.

11.  Status of Redeemed and Reacquired Series B Preferred Stock.    In the event any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 hereof or otherwise reacquired by the Corporation, the shares so redeemed or reacquired shall become authorized but unissued shares of Series B Preferred Stock, available for future issuance and reclassification by the Corporation.

12.  Severability.    If any preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series B Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series B Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series B Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series B Preferred Stock unless so expressed herein.

IN WITNESS WHEREOF, BRE PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President, and witnessed by its Secretary on June 13, 2002.

Witness:		BRE PROPERTIES, INC.

By:	/s/ EDWARD F. LANGE, JR.	By:	/s/ FRANK C. MCDOWELL
	Edward F. Lange, Jr. Executive Vice President, Chief Financial Officer and Secretary		Frank C. McDowell President and Chief Executive Officer

THE UNDERSIGNED, Frank C. McDowell of BRE Properties, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ FRANK C. MCDOWELL
Frank C. McDowell President and Chief Executive Officer

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